Exhibit 99.4

CAPTIVA SOFTWARE CORPORATION

FORM OF NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following stock option grant (the "Option") pursuant to the Amended and Restated Stock Option/Stock Issuance Plan (the "Plan") to purchase shares of the Common Stock of Captiva Software Corporation (the "Corporation"):

Optionee: ______________________________________

Grant Date: ______________________________________

Grant Number: _________________ Option Price: $ ______ per share

Vesting Commencement Date: _______________________________

Number of Option Shares: _________________________ shares

Expiration Date: _____________________________

Type of Option: ___________________ Incentive Stock Option

______________________Non-Statutory Stock Option

Date Exercisable:

This Option may be exercised only for Option Shares which have vested.

Vesting Schedule:

The Option Shares shall become vested in installments in accordance with the following provisions:

(i) No Option Shares shall vest unless and until the Purchaser has completed twelve (12) months of Service (as defined in the Stock Option Agreement) measured from the Vesting Start Date.

(ii) Upon the completion of the twelve (12) month service period specified in subparagraph (i) above, the Purchaser shall vest in 25% of the Option Shares.

(iii) The Optionee shall acquire a vested interest in the remaining Shares in a series of successive equal monthly installments over each of the next thirty-six (36) months of Service completed by the Purchaser after the initial vesting date under subparagraph (ii) above.

Optionee understands that the Option is granted pursuant to the Corporation's Plan. By signing below, optionee agrees to be bound by the terms and conditions of the Plan and the terms and conditions of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. Optionee understands that any Option Shares purchased under the Option will be subject to the terms and conditions set forth in the Stock Purchase Agreement attached hereto as Exhibit B.

Optionee hereby acknowledges receipt of a copy of the Plan in the form attached hereto as Exhibit C.

REPURCHASE RIGHTS. THE OPTIONEE HEREBY AGREES THAT ALL OPTION SHARES ACQUIRED UPON THE EXERCISE OF THE OPTION SHALL BE SUBJECT TO CERTAIN REPURCHASE RIGHTS UPON TERMINATION OF SERVICE WITH THE CORPORATION AND RIGHTS OF FIRST REFUSAL EXERCISABLE BY THE CORPORATION AND ITS ASSIGNS UPON ANY PROPOSED SALE, ASSIGNMENT, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF THE CORPORATION'S SHARES. THE TERMS AND CONDITIONS OF SUCH RIGHTS ARE SPECIFIED IN THE STOCK PURCHASE AGREEMENT.

No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the Service of the Corporation for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or the Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason whatsoever, with or without cause.

_____________________, 19__

CAPTIVA SOFTWARE CORPORATION

By: ____________________________

Title: _________________________

_________________________________
Optionee

Address: ___________________________

EXHIBIT A

STOCK OPTION AGREEMENT

EXHIBIT B

STOCK PURCHASE AGREEMENT

EXHIBIT C

AMENDED AND RESTATED STOCK OPTION/STOCK ISSUANCE PLAN